Exhibit 10.4

Name:	[●]
Number of Shares of Stock subject to the Stock Option:	[●]
Exercise Price Per Share:	$[●]
Date of Grant:	[●]
Vesting Commencement Date:	[●]

ZENAS BIOPHARMA, INC.
2026 INDUCEMENT PLAN

Global Non-Statutory Stock Option Agreement

This agreement, including the additional terms and conditions for certain countries, set forth in the appendix attached hereto (the “Appendix” and, together with this Global Non-Statutory Stock Option Agreement, the “Agreement”) evidences a stock option (the “Stock Option”) granted by Zenas BioPharma, Inc., a Delaware corporation (the “Company”), to the individual named above (the “Participant”), pursuant to and subject to the terms of the Zenas BioPharma, Inc. 2026 Inducement Plan (as from time to time amended and in effect, the “Plan”). Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan.

1.            Grant of Stock Option. On the date of grant set forth above (the “Date of Grant”), the Company granted to the Participant the Stock Option to purchase, pursuant to and subject to the terms and conditions set forth in this Agreement and in the Plan, up to the number of shares of Stock set forth above (the “Shares”), with an exercise price per Share as set forth above, in each case subject to adjustment pursuant to Section 7 of the Plan in respect of transactions occurring after the date hereof.

The Stock Option evidenced by this Agreement is a non-statutory option (that is, an option that is not intended to qualify as an incentive stock option) and is granted to the Participant in connection with the Participant’s Employment as an employee.

2.            Vesting. The term “vest” as used herein with respect to the Stock Option or any portion thereof means to become exercisable and the term “vested” as used herein with respect to the Stock Option (or any portion thereof) means that the Stock Option (or portion thereof) is then exercisable. Unless earlier terminated, forfeited, relinquished or expired, the Stock Option will vest as follows: [INSERT VESTING SCHEDULE].

3.            Exercise of the Stock Option. No portion of the Stock Option may be exercised until such portion vests. Each election to exercise any vested portion of the Stock Option will be subject to the terms and conditions of this Agreement and the Plan and must be in written or electronic form acceptable to the Administrator, signed (including by electronic signature) by the Participant or, if at the relevant time the Stock Option has passed to the estate or beneficiary of the Participant or a permitted transferee, by such estate or beneficiary or permitted transferee. Each such written or electronic exercise election must be received by the Company at its principal office or at such other place or by such other party as the Administrator may prescribe and must be accompanied by payment in full of the exercise price by cash or check, through a broker-assisted exercise program acceptable to the Administrator, or as otherwise provided in the Plan and provided that such method of payment is in compliance with applicable laws. Subject to earlier termination as set forth herein or in the Plan (including Section 6(a)(iv) of the Plan), the latest date on which the Stock Option or any portion thereof may be exercised is the tenth (10th) anniversary of the Date of Grant and, if not exercised on or prior to such date, the Stock Option or any remaining portion thereof will thereupon immediately terminate.

4.            Cessation of Employment. Except as (a) the Administrator may determine in its discretion or (b) expressly provided for in an employment agreement between the Participant and the Company that is in effect at the time of such termination, if the Participant’s Employment ceases for any reason, the Stock Option, to the extent not then vested, will be immediately forfeited for no consideration, and any vested portion of the Stock Option that is then outstanding will remain exercisable for the period, if any, described in Section 6(a)(iv) of the Plan.

5.            Forfeiture; Recovery of Compensation. By accepting, or being deemed to have accepted, the Stock Option, the Participant expressly acknowledges and agrees that his or her rights, and those of any permitted transferee, with respect to the Stock Option, including the right to any Shares acquired under the Stock Option and any amounts received in respect thereof, are subject to Section 6(a)(v) of the Plan (including any successor provision). The Participant further agrees to be bound by the terms of any applicable clawback or recoupment policy of the Company. Nothing in the preceding sentence will be construed as limiting the general application of Section 11 of this Agreement.

6.            Nontransferability. The Stock Option may not be transferred except as expressly permitted under Section 6(a)(iii) of the Plan.

7.            Responsibility for Taxes.

(a)            The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary which employs the Participant or to which the Participant otherwise renders service (the “Service Recipient”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount (if any) actually withheld by the Company or the Service Recipient. The Participant further acknowledges that the Company and/or the Service Recipient (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including, but not limited to, the grant, vesting or exercise of the Stock Option, or the subsequent sale of Shares acquired pursuant to such exercise; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Stock Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Service Recipient (or former Service Recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(b)            In connection with any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Service Recipient to satisfy all Tax-Related Items. In this regard, the Participant hereby authorizes the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations or rights for Tax-Related Items (as applicable) by one or a combination of the following methods:

(i)            requiring the Participant to make a payment in a form acceptable to the Company;

(ii)           withholding from the Participant’s salary, wages, or any other amounts payable to the Participant;

(iii)          withholding from proceeds of the sale of Shares otherwise issuable upon exercise of the Stock Option either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); or

(iv)          any other method of withholding determined by the Company and to the extent required by applicable laws or the Plan, approved by the Compensation Committee.

(c)            The Company may withhold or account for Tax-Related Items by considering statutory or other withholding rates, including up to the maximum rates applicable in the Participant’s jurisdiction(s). If the application of the withholding rate leads to over-withholding, the Participant may receive a refund of any over-withheld amount in cash from the Company or the Service Recipient (with no entitlement to the equivalent in Shares) or, if not refunded, the Participant may be able to seek a refund from the local tax authorities. If the application of the withholding rate leads to under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company and/or the Service Recipient. If the obligations for Tax-Related Items are satisfied by withholding Shares, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the exercised Stock Option, notwithstanding that a number of the Shares is held back solely for the purpose of satisfying the withholding obligations for the Tax-Related Items.

(d)            The Company shall not be obligated to honor an exercise or deliver any Shares to the Participant unless and until the Participant shall have paid or otherwise satisfied in full, any withholding obligation for Tax-Related Items resulting from the Stock Option or the Shares subject to the Stock Option.

8.            Nature of Grant. By accepting the Stock Option, the Participant acknowledges, understands and agrees that:

(a)            the Plan is established voluntarily by the Company, is wholly discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

(b)            the Plan is operated and the Stock Option is granted solely by the Company and only the Company is a party to this Agreement; accordingly, any rights the Participant may have under this Agreement may be raised only against the Company but not any Subsidiary (including, but not limited to, the Service Recipient);

(c)            no Company Subsidiary (including, but not limited to, the Service Recipient) has any obligation to make any payment of any kind to the Participant under this Agreement;

(d)            the grant of the Stock Option is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of stock options, or benefits in lieu of stock options, even if stock options have been granted in the past;

(e)            all decisions with respect to future grants of stock options or other grants, if any, will be at the sole discretion of the Company;

(f)             the Stock Option and the Participant’s participation in the Plan shall not create a right of Employment with the Company or any Subsidiary;

(g)            the Stock Option and the Participant’s participation in the Plan shall not be interpreted as forming or amending an employment or service contract with the Company or the Service Recipient, and shall not interfere with the ability of the Company, the Service Recipient or any Subsidiary, as applicable, to terminate the Participant’s Employment (if any);

(h)            the Participant is voluntarily participating in the Plan;

(i)             the Stock Option and any Shares acquired under the Plan, and the income from and value of the same, are not intended to replace any pension rights or compensation;

(j)             the Stock Option and any Shares acquired under the Plan, and the income from and value of the same, are not part of normal or expected compensation for any purposes, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, holiday pay, pension or retirement or welfare benefits or similar payments;

(k)            the future value of the Shares underlying the Stock Option is unknown, indeterminable, and cannot be predicted with certainty;

(l)             if the underlying Shares do not increase in value, the Stock Option will have no value;

(m)           if the Participant exercises the Stock Option and acquires Shares, the value of such Shares may increase or decrease, even below the exercise price;

(n)            no claim or entitlement to compensation or damages shall arise from (i) forfeiture of any portion of the Stock Option resulting from the Participant’s termination of Employment (for any reason whatsoever and regardless of whether or not later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is providing service or the terms of the Participant’s employment or other service agreement, if any), or (ii) the application of any clawback or recoupment policy adopted by the Company or imposed by applicable laws;

(o)            unless otherwise agreed with the Company in writing, the Stock Option and the Shares subject to the Stock Option, and the income from and value of the same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary;

(p)            unless otherwise provided in the Plan or by the Company in its discretion, the Stock Option and the benefits evidenced by this Agreement do not create any entitlement to have the Stock Option or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

(q)            neither the Company, the Service Recipient nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Stock Option or of any amounts due to the Participant pursuant to the exercise of the Stock Option or the subsequent sale of any Shares acquired upon exercise.

9.            Data Privacy Consent.

(a)            Data Collection and Usage. The Company and the Service Recipient collect, process and use certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, telephone number, email address, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all Stock Options granted under the Plan or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the purpose of implementing, administering and managing the Plan. Where required, the legal basis for the collection and processing of Data is the Participant’s consent.

(b)            Stock Plan Administration Service Providers. The Company transfers Data to Morgan Stanley Smith Barney, LLC and its affiliated company, E*TRADE Financial Corporate Services, Inc. (collectively “E*TRADE”), an independent service provider based in the U.S., which is assisting the Company with the implementation, administration and management of the Plan. The Company may select a different service provider or additional service providers and share Data with such other provider serving in a similar manner. The Participant may be asked to agree on separate terms and data processing practices with E*TRADE, with such agreement being a condition to the ability to participate in the Plan.

(c)            International Data Transfers. The Company and its service providers, including E*TRADE, are based in the U.S. The Participant’s country or jurisdiction may have different data privacy laws and protections than the U.S. Where required, the legal basis for the transfer of Data to these recipients is the Participant’s consent.

(d)            Data Retention. The Company will hold and use Data only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan, or as required to comply with applicable law, exercise or defense of legal rights, and archiving, back-up and deletion processes. This period may extend beyond the Participant’s period of Employment with the Service Recipient.

(e)            Voluntariness and Consequences of Consent Denial or Withdrawal. Participation in the Plan is voluntary and the Participant is providing the consents herein on a voluntary basis. The Participant understands that the Participant may request to stop the transfer and processing of the Participant’s Data for purposes of the Participant’s participation in the Plan and that the Participant’s compensation from or Employment with the Service Recipient will not be affected. The only consequence of refusing or withdrawing consent is that the Company would not be able to allow the Participant to participate in the Plan. The Participant understands that the Participant’s Data will still be processed in relation to the Participant’s Employment and for record-keeping purposes.

(f)            Data Subject Rights. The Participant may have a number of rights under data privacy laws in the Participant’s jurisdiction. Depending on where the Participant is based, such rights may include the right to (i) request access to or copies of Data the Company processes, (ii) rectify incorrect Data, (iii) delete Data, (iv) restrict the processing of Data, (v) restrict the portability of Data, (vi) lodge complaints with competent authorities in the Participant’s jurisdiction, and/or (vii) receive a list with the names and addresses of any potential recipients of Data. To receive clarification regarding these rights or to exercise these rights, the Participant can contact dpo@zenasbio.com.

10.            Section 280G. If any payment or benefit that the Participant may receive in respect of the Stock Option (the “Payment”), would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be reduced to the Reduced Amount. The “Reduced Amount” shall be either (A) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (B) the largest portion, up to and including the total amount, of the Payment, whichever of the amounts determined under (A) and (B), after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Participant’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax.

11.            Provisions of the Plan. This Agreement is subject in its entirety to the provisions of the Plan, which are incorporated herein by reference. A copy of the Plan as in effect on the Date of Grant has been made available to the Participant. By accepting, or being deemed to have accepted, the Stock Option, the Participant agrees to be bound by the terms of the Plan and this Agreement. In the event of any conflict between the terms of this Agreement and the Plan, the terms of the Plan will control.

12.            Acknowledgements. The Participant acknowledges and agrees that (i) this Agreement may be executed in two or more counterparts, each of which will be an original and all of which together will constitute one and the same instrument, (ii) this Agreement may be executed and exchanged using facsimile, portable document format (PDF) or electronic signature, which, in each case, will constitute an original signature for all purposes hereunder, and (iii) such signature by the Company will be binding against the Company and will create a legally binding agreement when this Agreement is countersigned by the Participant.

13.            Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the company or a third party designated by the Company.

14.            No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan or the Participant’s receipt, vesting or exercise of the Stock Option or the Shares allocated thereto or the sale of such Shares. The Participant should consult with the Participant’s own personal tax, legal and financial advisors regarding participation in the Plan and the Stock Option before accepting the Stock Option or otherwise taking any action related to the Stock Option or the Plan.

15.            Language. The Participant acknowledges that the Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms and conditions of this Agreement and the Plan. If the Participant received this Agreement, or any other document related to the Stock Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control, unless otherwise required by applicable laws.

16.            Country-Specific Provisions. The Stock Option shall be subject to any additional terms and conditions set forth for the Participant’s country in the Appendix. Moreover, if the Participant relocates to one of the countries included in the Appendix, the additional terms and conditions for such country will apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.

17.            Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Stock Option and the Shares issuable upon exercise thereof, to the extent the Company determines it is necessary or advisable in order to comply with local laws or facilitate the administration of the Plan, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.            Waiver. The Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant.

19.            Severability. If any portion of this Agreement or any action taken under this Agreement is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of this Agreement, and this Agreement will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

20.            Insider Trading/Market Abuse Laws. Depending on the Participant’s country or broker’s country, or the country in which the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect the Participant’s ability to accept, acquire, sell or attempt to sell, or otherwise dispose of the Shares, rights to Shares (e.g., the Stock Option) or rights linked to the value of Shares, during such times as the Participant is considered to have “inside information” regarding the Company (as defined by applicable laws). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is the Participant’s responsibility to comply with any applicable restrictions, and should consult a personal legal advisor on this matter.

21.            Foreign Asset/Account Reporting, Exchange Control and Tax Reporting. The Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements as a result of the acquisition, holding and/or transfer of Shares or cash (including dividends and the proceeds arising from the sale of Shares) derived from participation in the Plan in, to and/or from a brokerage/bank account or legal entity located outside the Participant’s country. Applicable laws may require that the Participant report such accounts, assets, the balances therein, the value thereof and/or the transactions related thereto to the applicable authorities in such country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to the Participant’s country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that the Participant is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements and should consult a personal tax and/or legal advisor on such matters.

[Signature page follows.]

The Company, by its duly authorized officer, and the Participant have executed this Agreement.

ZENAS BIOPHARMA, INC.

By:

Name:

Title:

Agreed and Accepted:

THE PARTICIPANT

By:
[Participant’s Name]

Signature Page to Global Stock Option Agreement

APPENDIX

TO THE

GLOBAL NON-STATUTORY STOCK OPTION AGREEMENT

COUNTRY-SPECIFIC PROVISIONS

FOR PARTICIPANTS OUTSIDE OF THE U.S.

Except as otherwise defined herein, all capitalized terms used herein have the same meaning as in the Plan and/or the Agreement to which this Appendix is attached.

Terms and Conditions

This Appendix includes additional terms and conditions that govern the Stock Option if the Participant resides and/or works in one of the countries listed below. If the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers to another country after the Date of Grant, the Administrator shall, in its discretion, determine to what extent the terms and conditions contained herein shall be applicable to the Participant.

Notifications

This Appendix also includes information regarding securities, exchange controls, tax and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of August 2024. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information noted herein as the only source of information relating to the consequences of participation in the Plan because the information may be out of date when the Participant exercises the Stock Option or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation, and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the applicable laws in the Participant’s country may apply to the Participant’s situation.

Finally, if the Participant is a citizen or resident (or is considered as such for local law purposes) of a country other than the one in which the Participant is currently residing and/or working, or if the Participant transfers to another country after the Date of Grant, the information contained herein may not be applicable to the Participant in the same manner.

CHINA

Terms and Conditions

The following provisions apply if the Participant is subject to exchange control restrictions imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:

Exercisability of Stock Option. In addition to the vesting conditions set forth in the Agreement, the Stock Option shall not vest nor be exercisable until all necessary exchange control and other approvals from SAFE or its local counterpart have been received by the Company or one of its Chinese Subsidiaries under applicable exchange control rules with respect to the Plan and the awards thereunder (the “SAFE Approval Date”). The Participant must continue to provide service through each exercisability date and through the SAFE Approval Date to be able to exercise the Stock Option. Should the SAFE Approval Date occur after any of the exercisability dates, the Participant will (i) receive a credit for any vesting that would have occurred under the exercisability schedule once the SAFE Approval Date occurs, and (ii) continue to vest in accordance with the exercisability schedule following the SAFE Approval Date, provided that the Participant has not experienced a termination of Employment as of the SAFE Approval Date and is otherwise entitled to exercise the Stock Option pursuant to the terms of any applicable SAFE approval or regulations.

If the Company is unable to complete the SAFE registration or maintain the registration, no shares of Stock subject to the Stock Option shall be issued and the Company has the sole discretion to allow any vested Stock Option to be settled in cash paid through local payroll in an amount equal to the Fair Market Value of the Shares underlying the Stock Option on the applicable date of exercise, less the total exercise price and any withholding for Tax-Related Items.

Furthermore, notwithstanding any provision in the Agreement, if the Participant experiences a termination of Employment before the SAFE Approval Date, the Stock Option shall be forfeited, unless the Company determines in its discretion that any portion of the Stock Option that may otherwise have vested and become exercisable in accordance with the terms of the Agreement may be exercised in compliance with applicable SAFE regulations and restrictions.

Finally, notwithstanding any provision in the Agreement, if the Participant experiences a termination of Employment after the SAFE Approval Date, the Stock Option, to the extent that vested and exercisable as of the termination of Employment, may be exercised by the Participant only within such time period as required by the Company in accordance with SAFE requirements.

Shares Must Remain with Company’s Designated Broker. The Participant agrees to hold any Shares received upon exercise of the Stock Option with the Company’s designated broker until the Shares are sold. The limitation shall apply to all Shares issued to the Participant under the Plan, whether or not the Participant has experienced a termination of Employment.

Manner of Exercise. Notwithstanding any provision in the Agreement, the Participant must pay the exercise price by using a “cashless exercise” whereby the Participant delivers to the Company a properly executed exercise election together with irrevocable instructions to the broker to promptly delivery to the Company cash or a check payable and acceptable to the Company to pay the exercise price. The Company reserves the right to provide the Participant with additional methods of payment depending on the development of local law.

Forced Sale of Shares. The Company has the discretion to arrange for the sale of the Shares issued upon exercise of the Stock Option, either immediately upon exercise or at any time thereafter. In any event, if the Participant’s Employment terminates, the Participant will be required to sell any Shares acquired under the Plan within such time period as required by the Company in accordance with SAFE requirements. Any Shares remaining in the brokerage account at the end of this period shall be sold by the broker (on behalf of the Participant and the Participant hereby authorizes such sale). The Participant agrees to sign any additional agreements, forms and/or consents that reasonably may be requested by the Company (or the Company’s designated broker) to effectuate the sale of Shares (including, without limitation, as to the transfer of the sale proceeds and other exchange control matters noted below) and shall otherwise cooperate with the Company with respect to such matters. The Participant acknowledges that neither the Company nor the designated broker is under any obligation to arrange for the sale of shares at any particular price (it being understood that the sale will occur in the market) and that broker’s fees and similar expenses may be incurred in any such sale. In any event, when the Shares are sold, the sale proceeds, less any withholding for Tax-Related Items, any broker’s fees or commissions, and any similar expenses of the sale will be remitted to the Participant in accordance with applicable exchange control laws and regulations.

Exchange Control Restrictions. The Participant understands and agrees that the Participant will be required to immediately repatriate to China the proceeds from the sale of any Shares acquired under the Plan and any cash dividends paid on such Shares. The Participant further understands that such repatriation of proceeds may need to be effected through a special bank account established by the Company (or a Subsidiary), and the Participant hereby consents and agrees that any sale proceeds and cash dividends may be transferred to such special account by the Company (or a Subsidiary) on the Participant’s behalf prior to being delivered to the Participant and that no interest shall be paid with respect to funds held in such account.

The proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the proceeds are paid to the Participant in U.S. dollars, the Participant understands that a U.S. dollar bank account in China must be established and maintained so that the proceeds may be deposited into such account. If the proceeds are paid to the Participant in local currency, the Participant acknowledges that the Company (or its Subsidiaries) are under no obligation to secure any particular exchange conversion rate and that the Company (or its Subsidiaries) may face delays in converting the proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency fluctuation risk between the time the shares are sold and the net proceeds are converted into local currency and distributed to the Participant. The Participant further agrees to comply with any other requirements that may be imposed by the Company (or its Subsidiaries) in the future in order to facilitate compliance with exchange control requirements in China.

Administration. The Company (or its Subsidiaries) shall not be liable for any costs, fees, lost interest or dividends or other losses that the Participant may incur or suffer resulting from the enforcement of the terms of this Appendix or otherwise from the Company’s operation and enforcement of the Plan, the Agreement and the Stock Option in accordance with any applicable laws, rules, regulations and requirements.

FRANCE

Terms and Conditions

Language Consent. By accepting the Stock Option, the Participant confirms having read and understood the Plan and the Agreement which were provided in the English language. The Participant accepts the terms of those documents accordingly.

Consentement Relatif à la Langue Utilisée. En acceptant l’Option sur actions, le Participant confirme avoir lu et compris le Plan et l’Accord qui ont été communiqués en langue anglaise. Le Participant accepte les termes de ces documents en connaissance de cause.

Notifications

Tax Information. The Stock Option granted under the Agreement is not intended to qualify for special tax and social security treatment pursuant to Sections L. 225-177 to L. 225-186 and Sections L. 22-10-56 to L. 22-10-58 of the French Commercial Code, as amended.

Foreign Asset/Account Reporting Information. If the Participant holds cash or securities (including Shares acquired under the Plan) outside of France or maintains a foreign bank account, including the accounts that were opened, held, used and/or closed during the tax year, the Participant must report such account to the French tax authorities when filing an annual tax return. The Participant should consult with a personal tax advisor to ensure compliance with applicable reporting requirements.

GERMANY

Notifications

Exchange Control Information. Cross-border payments in excess of EUR 12,500 must be reported to the German Federal Bank (Bundesbank). If the Participant makes or receives a payment in excess of this amount (including if the Participant acquires Shares with a value in excess of this amount under the Plan or sells Shares via a foreign broker, bank or service provider and receives proceeds in excess of this amount) and/or if the Company withholds or sells Shares with a value in excess of this amount to cover the Tax-Related Items, the Participant must report the payment and/or the value of the Shares withheld or sold to Bundesbank. Such reports must be made either electronically using the “General Statistics Reporting Portal” (“Allgemeine Meldeportal Statistik”) available on the Bundesbank website (www.bundesbank.de) or via such other method (e.g., by email or telephone) as is permitted or required by Bundesbank. The report must be submitted monthly or within other such timing as is permitted or required by Bundesbank. The Participant should consult with a personal legal advisor to ensure compliance with applicable reporting requirements.

ITALY

Terms and Conditions

Plan Document Acknowledgement. By accepting the Stock Option, the Participant acknowledges that the Participant has received a copy of the Plan, has reviewed the Plan and the Agreement in their entirety and fully understands and accepts all provisions of the Plan and Agreement.

The Participant further acknowledges that the Participant has read and specifically and expressly approves the following sections of the Agreement: Section 3: Exercise of the Stock Option, Section 5: Forfeiture; Recovery of Compensation, Section 6: Nontransferability, Section 7: Responsibility for Taxes, Section 9: Data Privacy Consent, Section 13: Electronic Delivery and Participation, Section 15: Language, and Section 17: Imposition of Other Requirements.

Notifications

Foreign Asset/Account Reporting Information. If the Participant is an Italian resident and, during any fiscal year, holds investments or financial assets outside of Italy (e.g., cash, Shares) which may generate income taxable in Italy, the Participant is required to report such investments or assets on an annual tax return (on UNICO Form, RW Schedule) for the year during which the assets are held (or on a special form if the Participant is not required to file a tax return). These reporting obligations will apply to the Participant if the Participant is the beneficial owner of foreign financial assets under Italian money laundering provisions. The Participant should consult with a personal tax advisor to ensure compliance with the applicable requirements.

SPAIN

Terms and Conditions

Nature of Grant. The following provision supplements Section 8 of the Agreement:

By accepting the Stock Option, the Participant consents to participation in the Plan and acknowledges that the Participant has received a copy of the Plan.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant the Stock Option under the Plan to individuals who may be Employees. The decision is limited and entered into based upon the express assumption and condition that any Stock Option will not economically or otherwise bind the Company or any Subsidiary, including the Service Recipient, on an ongoing basis, other than as expressly set forth in the Agreement. Consequently, the Participant understands that the Stock Option is given on the assumption and condition that the Stock Option shall not become part of any employment or other service contract (whether with the Company or any Subsidiary, including the Service Recipient) and shall not be considered a mandatory benefit, salary for any purpose (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the Stock Option, which is gratuitous and discretionary, since the future value of the Stock Option and the underlying Shares is unknown, indeterminable, and unpredictable.

Further, the Participant’s participation in the Plan is expressly conditioned on the Participant’s continued and active Employment, such that, unless otherwise set forth in the Plan, if the Participant’s Employment terminates for any reason, the Participant’s unvested Stock Options will be canceled without entitlement to any Shares. This will be the case, for example, even if (a) the Participant is considered to be unfairly dismissed without good cause (i.e., subject to a “despido improcedente”); (b) the Participant is dismissed for disciplinary or objective reasons or due to a collective dismissal; (c) the Participant’s Employment ceases due to a change of work location, duties or any other employment or contractual condition; (d) the Participant’s Employment ceases due to a unilateral breach of contract by the Company or any Subsidiary; or (e) the Participant’s Employment terminates for any other reason whatsoever.

Notifications

Securities Law Information. The grant of the Stock Option and the Shares issued pursuant to the exercise of the Stock Option are considered a private placement outside the scope of Spanish laws on public offerings and issuances of securities. Neither the Plan nor the Agreement have been registered with the Comisión Nacional del Mercado de Valores and do not constitute a public offering prospectus.

Exchange Control Information. The Participant is required to electronically declare to the Bank of Spain any security accounts (including brokerage accounts held abroad), as well as the securities (including Shares acquired under the Plan) held in such accounts if the value of the transactions for all such accounts during the prior tax year or the balances of such accounts as of December 31 of the prior tax year exceeds EUR 1 million.  Different thresholds and deadlines to file this declaration apply. However, if neither such transactions during the immediately preceding year nor the balances / positions as of December 31 exceed EUR 1 million, no such declaration must be filed unless expressly required by the Bank of Spain.  If any such thresholds were exceeded during the current year, the Participant may be required to file the relevant declaration corresponding to the prior year, however, a summarized form of declaration may be available. The Participant should consult with a personal legal advisor to ensure compliance with applicable reporting requirements.

Foreign Asset/Account Reporting Information. To the extent the Participant holds rights or assets outside of Spain with a value in excess of EUR 50,000 per type of right or asset (e.g., Shares, cash, etc.) as of December 31 each year, the Participant will be required to report information on such rights and assets on the annual tax return for such year. After such rights and assets are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported rights or assets increases by more than EUR 20,000. The Participant should consult with a personal tax advisor to ensure compliance with applicable reporting requirements.

SWITZERLAND

Notifications

Securities Law Information. Neither this Appendix nor any other materials relating to the Stock Option (i) constitute a prospectus according to articles 35 et seq. of the Swiss Federal Act on Financial Services (“FinSA”), (ii) may be publicly distributed nor otherwise made publicly available in Switzerland to any person other than an Employee of the Company or the Service Recipient, or (iii) has been or will be filed with, approved or supervised by any Swiss reviewing body according to article 51 FinSA or any Swiss regulatory authority, including the Swiss Financial Market Supervisory Authority (“FINMA”).